AMENDED AND RESTATED EMPLOYMENT AGREEMENT


DATE:           April 30, 2010

PARTIES:        Techne Corporation, a                      "Company"
                Minnesota corporation
                614 McKinley Place N.E.
                Minneapolis, Minnesota 55413

                Gregory J. Melsen                          "Employee"

RECITALS:

A. Employee has been employed by the Company in the position of Vice President of Finance and Chief Financial Officer pursuant to the terms of a written Employment Agreement, as amended and/or restated from time to time ("the Prior Employment Agreement"); and

B. The Company and Employee have agreed to several changes with respect to Employee's employment. At the same time, the Company and Employee desire to continue many of the same terms and conditions in the Prior Employment Agreement. Rather than enter into an amendment regarding each changed provision of the Prior Employment Agreement, Employer and Employee desire to amend and restate the Prior Employment Agreement in its entirety in the form of this Amended and Restated Employment Agreement (hereinafter "Agreement"), and include herein all of the changes that have been agreed to.

AGREEMENTS:

                                      ARTICLE 1.

                     TERM OF EMPLOYMENT:  DUTIES AND SUPERVISION

1.1) Parties. The parties to this Agreement are Gregory J. Melsen ("Employee") and Techne Corporation ("Company"). As used herein, Company refers to Techne Corporation and its subsidiaries including Research and Diagnostic Systems, Inc. ("R&D"), unless specifically provided otherwise. All of the rights and obligations created by this Agreement may be performed by or enforced by or against the Company or R&D or other appropriate subsidiary.

1.2) Term of Employment. The Company hereby agrees to continue to employ Employee as Vice President of Finance and Chief Financial Officer of the Company effective May 1, 2010 and continuing through June 30, 2014 unless earlier terminated as provided in Article 5 hereof.

1.3) Duties and Supervision. During the term of this Agreement, Employee agrees to devote his full time and best efforts to the business and affairs of the Company, and to perform such services and duties Employee may from time to time be assigned by the Company, and specifically its President.

                                      ARTICLE 2.

                                     COMPENSATION

2.1) Salary. During the period of May 1, 2010 through June 30, 2010, the Company will pay Employee as base compensation for services to be rendered hereunder such amount as is commensurate with an annualized salary of $275,000, to be paid bi-weekly or in accordance with the usual payroll practices of the Company. Each subsequent fiscal year (July 1 - June 30) during the term of Employee's employment by the Company under this Agreement, Employee's annual base salary shall be reviewed and adjusted by Company's Compensation Committee in its sole discretion.

2.2) Management Incentive Bonus Plan. During each fiscal year of the term of Employee's employment, Employee shall be eligible to earn a bonus pursuant to any management incentive plan adopted by the Company's Compensation Committee from time-to-time. The performance standards for earning such bonus and the bonus amount shall be established annually by the Compensation Committee of the Company and whether the standards have been met shall be determined by the Compensation Committee. Company may, but is not required to, pay some or all of any bonus earned by Employee in the form of stock options. Such options are to be granted after the receipt of the Company's final audit report of the applicable fiscal year and the exercise price is to be based on the market price of the Company's Common Stock at the close of the market on the day they are granted.

2.3) Other Employee Compensation and Benefits. In addition to the compensation and benefits provided to Employee in Sections 2.1 and 2.2 hereof, Employee shall be entitled to participate in other employee compensation and benefit plans from time to time established by the Company and made available generally to all employees to the extent that Employee's age, tenure and title make him eligible to receive those benefits. Employee shall participate in such compensation and benefit plans on an appropriate and comparable basis determined by the Board of Directors by reference to all other employees eligible for participation. With regard to all insured benefits to be provided to Employee, benefits shall be subject to due application by Employee. The Company has no obligation to pay insured benefits directly and such benefits are payable to Employee only by the insurers in accordance with their policies. Employee shall not be reimbursed for unused personal days or sick days upon his termination from employment regardless of the reason, whether voluntary or involuntary.

                                     ARTICLE 3.

                             PAYMENT OF CERTAIN EXPENSES

3.1) Business Expenses. In order to enable Employee to better perform the services required of him hereunder, the Company shall pay or reimburse Employee for business expenses in accordance with policies to be determined from time to time by the Board of Directors. Employee agrees to submit documentation of such expenses as may be reasonably required by Company.



                                    ARTICLE 4.

              INVENTIONS, PROPRIETARY INFORMATION AND COMPETITION

4.1) Prior Agreement. Neither the execution of this Agreement nor any provision in it shall be interpreted as rescinding or revoking the Employee Agreement With Respect To Inventions, Proprietary Information, and Unfair Competition previously entered into between the Company and Employee as of December 17, 2004 (the "Prior Inventions, Proprietary Information, and Unfair Competition Agreement"). The Company and Employee hereby agree that the terms and conditions of such Prior Inventions, Proprietary Information, and Unfair Competition Agreement shall continue in full force and effect and shall apply to all businesses of the Company, including not only business conducted by the Company but also to business conducted through Techne or any subsidiary or venture of Techne now existing or hereafter created. The termination of this Agreement or Employee's employment shall not terminate Employee's obligations under the Prior Inventions, Proprietary Information, and Unfair Competition Agreement, the terms and conditions of which shall survive termination of this Agreement and termination of Employee's employment for any reason, whether voluntary or involuntary.

                                   ARTICLE 5.

                                  TERMINATION

5.1) Events of Termination. Employee's employment shall terminate as follows:

     (A)  By mutual written agreement of the parties;

     (B)  Upon death of Employee;

     (C) Employee may terminate his employment at any time upon written notice provided to the Board of Directors at least 90 days prior to the effective date of termination;

     (D)  The Company may terminate Employee's employment as follows:

          (i) Upon written notice provided to Employee at least 90 days prior to the effective date of termination. In the event that Company elects, in its sole discretion to terminate Employee's employment under this Section 5.1(D)(i) with less than ninety (90) days' notice, Company shall pay Employee an amount equal to the base salary and benefits (but not management incentive bonus) in lieu of giving all or a portion of the notice provided in this Section;

          (ii) In the event of the merger, sale of the business, or change in control of the Company, provided that the salary and bonus continuation provisions of Article 6.1 of this Agreement are met;

          (iii)	 By written notice to Employee, the Company may
          terminate Employee's employment immediately with cause. For purposes of this Agreement, "cause" shall mean material dishonesty or gross misconduct on the part of Employee in the performance of Employee's duties hereunder, serious breach of Company policies or failure on the part of Employee to perform material duties assigned to Employee by the Company's President or Board of Directors; and

          (iv) Upon the occurrence of physical or mental disability of Employee to such an extent that Employee is unable to carry on the essential functions of Employee's position, with or without reasonable accommodation, and such inability continues for a period of three months or such other period as may be required by applicable law. Nothing in this Section 5.1(D)(iv) shall limit the right of either Party to terminate Employee's employment under one of the other provisions of this Section 5.1.

5.2) Records and Files. In the event of termination of employment of Employee, possession of each corporate file and record shall be retained by the Company, and Employee or his heirs, assigns and legal representatives shall have no right whatsoever in any such material, information or property.

                                    ARTICLE 6.

                              TERMINATION BENEFITS

6.1) Termination Benefits. In the event Employee's employment by the Company is terminated by the Company or an acquirer of the Company in connection with a merger, sale or "change in control" of the Company or Techne, Employee shall be paid at the time of such termination a lump sum amount equal to the base salary and cost of benefits which would otherwise have been paid under the terms of this Agreement had this Agreement continued to be enforced for twelve (12) months from the date of termination and a pro-rata portion of the management incentive bonus Employee would have been entitled to receive pursuant to Section 2.2 hereof, if any, during the fiscal year in which termination occurred; provided, however, that Employee shall be entitled to the payment set forth in this Section 6.1 only if he executes and does not rescind a release agreement in a form supplied by the Company, which will include, but not be limited to, a comprehensive release of claims against the Company and all related parties, in their official and individual capacities. For purposes of this Section 6.1, "change in control" means the acquisition in one or more transactions by a single party, or any number of parties acting in concert, of a majority of the outstanding shares of voting stock of the Company. Notwithstanding anything in this Agreement to the contrary, if the payment described in this Section 6.1 is subject to the requirements of Internal Revenue Code Section 409A and the Company determines that Employee is a "specified employee" as defined in Code Section 409A as of the date of Employee's termination of employment, such payment shall not be paid or commence earlier than the first day of the seventh month following the date of Employee"s termination of employment.



                                   ARTICLE 7.

                                 MODIFICATIONS

7.1) Modifications. Except as provided in Section 4.1 above, this Agreement supersedes all prior agreements and understandings between the parties relating to the employment of Employee by the Company and it may not be changed or terminated orally. No modification, termination, or attempted waiver of any of the provisions of this Agreement shall be valid unless in writing signed by the party against whom the same is sought to be enforced. Notwithstanding anything in this Agreement to the contrary, the Company expressly reserves the right to amend this Agreement without Employee's consent to the extent necessary to comply with Code Section 409A, as it may be amended from time to time, and the regulations, notices and other guidance of general applicability issued thereunder.

                                  ARTICLE 8.

                        GOVERNING LAW AND SEVERABILITY

8.1) Governing Law. The validity, enforceability, construction and interpretation of this Agreement shall be governed by the laws of the State of Minnesota.

8.2) Severability. If any term of this Agreement is deemed unenforceable, void, voidable, or illegal, such unenforceable, void, voidable or illegal term shall be deemed severable from all other terms of this Agreement, which shall continue in full force and effect and the Company and Employee expressly acknowledge that a court of competent jurisdiction may, at the Company's request, modify and thereafter enforce any of the terms, conditions, and covenants contained in this Agreement.


                                 ARTICLE 9.

                              BINDING EFFECT

9.1) Binding Effect. The breach by the Company of any other agreement or instrument between the Company and Employee shall not excuse or waive Employee's performance under, or compliance with, this Agreement. This Agreement shall be assignable by the Company and shall be binding upon and inure to the benefit of Company, its successors and assigns. The rights of Employee hereunder are personal and may not be assigned or transferred except as may be agreed to in writing by the Company.


                                ARTICLE 10.

                               ARBITRATION

10.1) Arbitration. Any dispute arising out of or relating to (i) this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, or (ii) Employee's application or candidacy for employment, employment and/or termination of employment with Company including, but not limited to, any and all disputes, claims or controversies relating to discrimination, harassment, retaliation, wrongful discharge, and any and all other claims of any type under any federal or state constitution or any federal, state, or local statutory or common law shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy. If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least 10 years. If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator. Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement, but without submission of the dispute to such Association. Limited civil discovery shall be permitted for the production of documents and taking of depositions. Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded. The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator's fees, administrative fees, travel expenses, out-of-pocket expenses and reasonable attorneys' fees. Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota. This agreement to arbitrate does not include worker's compensation claims, claims for unemployment compensation, or any injunctive or other relief to which the Company may be entitled in accordance with the Prior Inventions, Proprietary Information, and Unfair Competition Agreement referred to in Section 4.1 herein.


IN WITNESS WHEREOF, the parties have executed this Agreement and caused it to be dated as of the day and year first above written.



TECHNE CORPORATION



By  /s/ Thomas E. Oland

     Its President
     "Company"




    /s/ Gregory J. Melsen

     "Employee"